Exhibit 99.1

Revolve Group Announces First Quarter 2022 Financial Results

Los Angeles, CA – May 3, 2022 - Revolve Group, Inc. (NYSE: RVLV), the next-generation fashion retailer for Millennial and Generation Z consumers, today announced financial results for the first quarter ended March 31, 2022.

“We’ve had an exceptional start to the year, highlighted by 58% net sales growth year-over-year in the first quarter, record quarterly growth in active customers, and record levels of net income and operating cash flow for any first quarter,” said co-founder and co-CEO Mike Karanikolas. “These impressive results and our consistent delivery of profitable growth reflect outstanding performance across the REVOLVE and FWRD segments, underscoring our team’s ability to execute and navigate through what continues to be a very challenging macro environment.”

“Our customer engagement is stronger than ever, driving incredible momentum in the business and the return of our impactful, in-person events – such as REVOLVE Festival – is further strengthening our connection with the next generation consumer,” said co-founder and co-CEO Michael Mente. “With our team and operational excellence as the foundation, combined with our strong brand momentum and connection with the consumer, we believe we are very well positioned for continued market and wallet share gains to capitalize on the exciting opportunities ahead.”

First Quarter 2022 Financial Summary

	Three Months Ended March 31,
	2022	2021	YoY Change
	(in thousands, except percentages)
Net sales	$283,498	$178,907	58%
Gross profit	$154,411	$96,665	60%
Gross margin	54.5%	54.0%
Net income	$22,568	$22,252	1%
Adjusted EBITDA (non-GAAP financial measure)	$31,543	$23,340	35%
Net cash provided by operating activities	$53,797	$33,209	62%
Free cash flow (non-GAAP financial measure)	$52,727	$32,473	62%

Operational Metrics

	Three Months Ended March 31,
	2022	2021	YoY Change
	(in thousands, except average order value and percentages)
Active customers (trailing 12 months)	2,041	1,477	38%
Total orders placed	2,156	1,282	68%
Average order value	$288	$256	13%

Additional First Quarter 2022 Metrics and Results Commentary

•
Accelerated growth in active customers was a key driver of our strong results, highlighted by record quarterly growth of 201,000 active customers during the first quarter of 2022. Total active customers grew to 2.0 million, an increase of 38% year-over-year, illustrating the strong consumer appeal of our offerings.
•
Total net sales were a record $283.5 million, an increase of 58% year-over-year.
•
Gross margin was 54.5%, an increase of 44 basis points year-over-year, and our highest-ever gross margin for a first quarter.
•
Income before income taxes was $29.0 million, an increase of 38% year-over-year.
•
Tax rate: Our effective tax rate of 22% for the first quarter of 2022 is broadly consistent with our outlook provided last quarter. However, our effective tax rate for the first quarter of 2021 was an unusually low (6%), primarily due to excess tax benefits realized as a result of the exercise of non-qualified stock options. Absent such discrete tax items in future quarters, we expect our effective tax rate to be around 25%.
•
Net income was $22.6 million, a year-over-year increase of 1%, a comparison that was impacted by the meaningful differences in our effective tax rate. Our effective tax rate was 28 points higher in the first quarter of 2022 than in the prior-year comparable period.
•
Adjusted EBITDA was $31.5 million, a year-over-year increase of 35%.
•
Diluted earnings per share (EPS) was $0.30, consistent with the prior-year comparable period, a comparison that was impacted by the meaningful differences in our effective tax rate. Our effective tax rate in the first quarter of 2022 was 28 points higher than in the prior-year comparable period. If our effective tax rate in 2022 had been consistent with the prior-year comparable period, earnings per share would have increased 37% year-over-year.

Additional Net Sales Commentary

•
REVOLVE segment net sales were $237.7 million, an increase of 56% year-over-year.
•
FWRD segment net sales were $45.8 million, an increase of 71% year-over-year. FWRD net sales have more than tripled in the past three years compared to the first quarter of 2019, delivering a compound annual growth rate during this three-year period of 46%.
•
Domestic net sales increased 66% year-over-year and international net sales increased 28% year-over-year. The international expansion was broad-based with all of our major regions contributing to net sales growth during the quarter.

Cash Flow and Balance Sheet

•
We generated record net cash provided by operating activities and free cash flow for a first quarter of $53.8 million and $52.7 million, respectively, an exceptional increase of 62% year-over-year for each measure. Free cash flow has increased by nearly 400% in the past three years compared to the first quarter of 2019.
•
Balance sheet: The strong cash flow generation has further strengthened our balance sheet and liquidity. Cash and cash equivalents as of March 31, 2022 were $270.6 million, an increase of $52.2 million, or 24%, from December 31, 2021 and an increase of $87.7 million, or 48%, from $182.9 million as of March 31, 2021. Cash and cash equivalents, net of borrowings, were more than 250% higher than just two years earlier as of March 31, 2020. Our balance sheet as of March 31, 2022 remains debt free.
•
Inventory as of March 31, 2022 was $179.2 million, an increase of $8.0 million, or 5%, from December 31, 2021. Inventory balance increased $78.8 million year-over-year, or 78%, from the inventory balance of $100.5 million as of March 31, 2021. The current inventory balance reflects our strong business momentum heading into our anticipated peak season in the second quarter of 2022 and our ongoing efforts to successfully navigate the industrywide supply chains challenges.

Additional trend information regarding REVOLVE’s first quarter of 2022 financial results and operating metrics is available in the Q1 2022 Financial Highlights presentation available on REVOLVE’s investor relations website. https://investors.revolve.com/events-and-presentations/default.aspx

Results Since the End of the First Quarter of 2022

Our growth trajectory continued strong into the beginning of the second quarter of 2022, with net sales in April 2022 growing more than 30% year-over-year against a more elevated prior-year comparison than we faced in the first quarter of 2022. Consistent with prior commentary, we continue to expect the second quarter ending June 30, 2022 to be our largest sales quarter of the year as our core customer gears up for a busy travel and event calendar in the warm summer months ahead. We also believe the consumer excitement and anticipation regarding the return of festival season, including our REVOLVE Festival held last month for the first time in three years, was a key driver of our exceptional first quarter results and our opportunity in the second quarter.

For the full year 2022, we continue to expect our year-over-year growth rate to be highest in the first quarter of 2022 and lowest in the fourth quarter of 2022, considering that our growth rate meaningfully accelerated throughout 2021. We believe our business momentum and market share gains illustrate that our brands are truly resonating with next generation consumers globally across both the REVOLVE and FWRD segments, highlighted by strong customer engagement and record growth in active customers for the third consecutive quarter. While we are mindful of the macroeconomic, geopolitical and other uncertainties in the global markets we serve, we are confident in our competitive advantages, demonstrated agility and talented data-driven team that we believe will help us continue to navigate through the challenges ahead and capitalize on the exciting opportunities in front of us.

Conference Call Information

Revolve Group management will host a call today at 4:30 pm ET / 1:30 pm PT to discuss today’s results in more detail. To participate, please dial (888) 330-2454 within the United States or (240) 789-2714 outside the United States approximately 10 minutes before the scheduled start of the call. The conference ID for the call is 3102771. The conference call will also be accessible, live via audio broadcast, on the Investor Relations section of the Revolve Group website at investors.revolve.com. A replay of the conference call will be available online at investors.revolve.com. In addition, an audio replay of the call will be available for one week following the call and can be accessed by dialing (800) 770-2030 within the United States or (647) 362-9199 outside the United States. The replay conference ID is 3102771.

Forward-Looking Statements

This press release contains ‘‘forward-looking statements’’ within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements, including but not limited to statements regarding our expected future effective tax rate, and our operating results and year-over-year growth for the second quarter ending June 30, 2022 and the full year 2022. Forward-looking statements include statements containing words such as “expect,” “anticipate,” “believe,” “project,” “will” and similar expressions intended to identify forward-looking statements. These forward-looking statements are based on our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the continued impact of the COVID-19 pandemic on our business, operations and financial results; demand for our products; macroeconomic conditions; supply chain challenges, inflation, Russia’s war against Ukraine, our fluctuating operating results; seasonality in our business; our ability to acquire products on reasonable terms; our e-commerce business model; our ability to attract customers in a cost effective manner; the strength of our brand; competition; fraud; system interruptions; our ability to fulfill orders; and other risks and uncertainties included under the caption “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission, or SEC, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2021 and our subsequent Quarterly Reports on Form 10-Q, including for the quarter ended March 31, 2022, which we expect to file with the SEC on May 3,

2022. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Measures and Other Operating Metrics

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), we reference in this press release and the accompanying tables the following non-GAAP financial measures: Adjusted EBITDA and free cash flow.

The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

We use these non-GAAP financial measures to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses that may not be indicative of our ongoing core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when analyzing historical performance and liquidity and when planning, forecasting, and analyzing future periods.

For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the tables captioned “Reconciliation of Non-GAAP Financial Measures” included at the end of this release.

Definitions of our non-GAAP financial measures and other operating metrics are presented below.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income before other expense (income), net; taxes; and depreciation and amortization; adjusted to exclude the effects of equity-based compensation expense and certain non-routine items. Adjusted EBITDA is a key measure used by management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of equity-based compensation, excludes an item that we do not consider to be indicative of our core operating performance.

Free Cash Flow

Free cash flow is a non-GAAP financial measure that we calculate as net cash provided by operating activities less cash used in purchases of property and equipment. We view free cash flow as an important indicator of our liquidity because it measures the amount of cash we generate. Free cash flow also reflects changes in working capital.

Active Customers

We define an active customer as a unique customer account from which a purchase was made across our platform at least once in the preceding 12-month period. In any particular period, we determine our number of active customers by counting the total number of customers who have made at least one purchase in the preceding 12-month period, measured from the last date of such period. We view the number of active customers as a key indicator of our growth, the reach of our sites, the value proposition and consumer awareness of our brand, the continued use of our sites by our customers and their desire to purchase our products.

Total Orders Placed

We define total orders placed as the total number of customer orders placed by our customers across our platform in any period. We view total orders placed as a key indicator of the velocity of our business and an indication of the desirability of our products and sites to our customers. Total orders placed, together with average order value, is an indicator of the net sales we expect to recognize in a given period.

Average Order Value

We define average order value as the sum of the total gross sales from our sites in a given period, prior to product returns, divided by the total orders placed in that period. We believe our high average order value demonstrates the premium nature of our product. Average order value varies depending on the site through which we sell merchandise, the mix of product categories sold, the number of units in each order, the percentage of sales at full price, and for sales at less than full price, the level of markdowns.

About Revolve Group, Inc.

Revolve Group, Inc. (RVLV) is the next-generation fashion retailer for Millennial and Generation Z consumers. As a trusted premium lifestyle brand and a go-to online source for discovery and inspiration, we deliver an engaging customer experience from a vast, yet curated, offering of apparel, footwear, accessories and beauty styles. Our dynamic platform connects a deeply engaged community of millions of consumers, thousands of global fashion influencers, and more than 1,000 emerging, established and owned brands.

We were founded in 2003 by our co-CEOs, Michael Mente and Mike Karanikolas. We sell merchandise through two complementary segments, REVOLVE and FWRD, that leverage one platform. Through REVOLVE we offer an assortment of premium apparel, footwear, accessories and beauty products from emerging, established and owned brands. Through FWRD, we offer a highly curated assortment of iconic and emerging luxury brands. For more information, visit www.revolve.com.

Contacts:

Investors:

Erik Randerson, CFA

562.677.9513

IR@revolve.com

Media:

Meghan Murray-Merriman

meghan.murraymerriman@revolve.com

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Net sales	$283,498	$178,907
Cost of sales	129,087	82,242
Gross profit	154,411	96,665
Operating expenses:
Fulfillment	7,290	4,367
Selling and distribution	46,586	24,977
Marketing	45,250	26,228
General and administrative	26,835	19,878
Total operating expenses	125,961	75,450
Income from operations	28,450	21,215
Other (income) expense, net	(516)	233
Income before income taxes	28,966	20,982
Provision for (benefit from) income taxes	6,398	(1,270)
Net income	$22,568	$22,252
Earnings per share of Class A and Class B common stock:
Basic	$0.31	$0.31
Diluted	$0.30	$0.30
Weighted average number of shares of Class A and Class B common stock outstanding:
Basic	73,264	71,782
Diluted	74,803	74,033

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$270,607	$218,455
Accounts receivable, net	11,386	4,639
Inventory	179,245	171,259
Income taxes receivable	466	3,375
Prepaid expenses and other current assets	58,127	42,114
Total current assets	519,831	439,842
Property and equipment (net of accumulated depreciation of $10,418 and $9,347 as of March 31, 2022 and December 31, 2021, respectively)	8,867	8,946
Right-of-use lease assets	16,618	6,566
Intangible assets, net	1,259	1,212
Goodwill	2,042	2,042
Other assets	3,107	2,746
Deferred income taxes	19,059	19,059
Total assets	$570,783	$480,413
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$75,126	$54,345
Income taxes payable	2,761	—
Accrued expenses	40,622	33,899
Returns reserve	69,626	49,296
Current lease liabilities	3,829	3,766
Other current liabilities	25,207	18,916
Total current liabilities	217,171	160,222
Non-current lease liabilities	13,114	3,177
Total liabilities	230,285	163,399
Stockholders' equity:
Class A common stock, $0.001 par value; 1,000,000,000 shares authorized as of March 31, 2022 and December 31, 2021; 40,538,314 and 40,276,417 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	41	40
Class B common stock, $0.001 par value; 125,000,000 shares authorized as of March 31, 2022 and December 31, 2021; 32,760,535 and 32,956,904 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	33	33
Additional paid-in capital	105,206	103,590
Retained earnings	235,218	213,351
Total stockholders' equity	340,498	317,014
Total liabilities and stockholders’ equity	$570,783	$480,413

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2022	2021
Operating activities:
Net income	$22,568	$22,252
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,102	1,149
Equity-based compensation	1,491	976
Deferred income taxes	—	2,423
Changes in operating assets and liabilities:
Accounts receivable	(6,747)	(1,963)
Inventories	(7,986)	(5,183)
Income taxes receivable	2,909	(4,700)
Prepaid expenses and other current assets	(16,013)	(5,813)
Other assets	(361)	(2,346)
Accounts payable	20,781	10,349
Income taxes payable	2,761	637
Accrued expenses	6,723	1,016
Returns reserve	20,330	11,869
Right-of-use lease assets and current and non-current lease liabilities	(52)	(222)
Other current liabilities	6,291	2,765
Net cash provided by operating activities	53,797	33,209
Investing activities:
Purchases of property and equipment	(1,070)	(736)
Net cash used in investing activities	(1,070)	(736)
Financing activities:
Proceeds from the exercise of stock options, net	126	4,317
Net cash provided by financing activities	126	4,317
Effect of exchange rate changes on cash and cash equivalents	(701)	104
Net increase in cash and cash equivalents	52,152	36,894
Cash and cash equivalents, beginning of period	218,455	146,013
Cash and cash equivalents, end of period	$270,607	$182,907
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes, net of refund	$713	$364
Operating leases	$1,369	$1,397
Supplemental disclosure of non-cash activities:
Lease assets obtained in exchange for new operating lease liabilities	$11,105	$1,440

REVOLVE GROUP, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(Unaudited)

The following table summarizes our net sales and gross profit for each of our reportable segments (in thousands):

	Three Months Ended March 31,
Net sales	2022	2021
REVOLVE	$237,740	$152,160
FWRD	45,758	26,747
Total	$283,498	$178,907

Gross profit
REVOLVE	$133,693	$84,213
FWRD	20,718	12,452
Total	$154,411	$96,665

The following table lists net sales by geographic area (in thousands):

	Three Months Ended March 31,
	2022	2021
United States	$237,875	$143,285
Rest of the world	45,623	35,622
Total	$283,498	$178,907

REVOLVE GROUP, INC. AND SUBSIDIARIES

KEY OPERATING AND FINANCIAL METRICS

(Unaudited)

	Three Months Ended March 31,
	2022	2021
	(in thousands, except average order value and percentages)
Gross margin	54.5%	54.0%
Adjusted EBITDA	$31,543	$23,340
Free cash flow	$52,727	$32,473
Active customers	2,041	1,477
Total orders placed	2,156	1,282
Average order value	$288	$256

REVOLVE GROUP, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

A reconciliation of non-GAAP Adjusted EBITDA to net income for the three months ended March 31, 2022 and 2021 is as follows:

	Three Months Ended March 31,
	2022	2021
	(in thousands)
Net income	$22,568	$22,252
Excluding:
Other (income) expense, net	(516)	233
Provision for (benefit from) income taxes	6,398	(1,270)
Depreciation and amortization	1,102	1,149
Equity-based compensation	1,491	976
Non-routine items(1)	500	—
Adjusted EBITDA	$31,543	$23,340

(1)	Non-routine items in the three months ended March 31, 2022 relate to a self-insured retention payable under our insurance policy.

A reconciliation of non-GAAP free cash flow to net cash provided by operating activities for the three months ended March 31, 2022 and 2021 is as follows:

	Three Months Ended March 31,
	2022	2021
	(in thousands)
Net cash provided by operating activities	$53,797	$33,209
Purchases of property and equipment	(1,070)	(736)
Free cash flow	$52,727	$32,473
Net cash used in investing activities	$(1,070)	$(736)
Net cash provided by financing activities	$126	$4,317